SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2005

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On July 15, 2005, LCNB Corp. issued an earnings release announcing its financial results for the six months ended June 30, 2005.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 2.02.

Item 7.01   Regulation FD Disclosure.

On July 15, 2005, LCNB Corp. issued an earnings release announcing its financial results for the six months ended June 30, 2005.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 7.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated July 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: July 15, 2005	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

July 15, 2005

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE SIX MONTHS ENDED JUNE 30, 2005

LCNB Corp. announced today its financial results for the first half of 2005.  These results included growth in total assets of $39.9 million or 7.9%, from $503.2 million at June 30, 2004 to $543.1 million at June 30, 2005.  Loans increased $20.2 million or 6.1%, from $328.3 million at June 30, 2004 to $348.5 million at June 30, 2005, and bank owned life insurance increased $10.3 million.  The loan growth was primarily due to growth in the real estate mortgage loan and commercial loan portfolios.  LCNB did not hold bank owned life insurance during the first half, 2004.  Funding the asset growth was a $40.8 million or 9.2% increase in total deposits.  The deposit growth was primarily in NOW accounts and certificate of deposit accounts.

Assets under management include LCNB’s corporate assets discussed above, the trust and brokerage businesses, mortgage loans serviced for others, and business cash management accounts.  Total assets under management grew $62.1 million or 8.0%, from $772.3 million at June 30, 2004 to $834.4 million at June 30, 2005.  In addition to the $39.9 million growth in LCNB’s assets, the trust business grew by $14.9 million or 8.5% and brokerage accounts grew by $13.3 million, or 75.2%.  Brokerage accounts are offered through a partnership with UVEST Investment Services, Inc.

Net income for the first half of 2005 was $3,098,000 or $0.93 basic earnings per share, compared to $3,218,000 or $0.96 per share for the same period in 2004.  Contributing $350,000 in after-tax gain, or $530,000 on a before-tax basis, to the 2004 results were gains from the sales of $11.4 million in investment securities and approximately $2.5 million in credit card receivables.  No investment securities were sold during the first six months of 2005.  Return on average assets (ROAA) and return on average equity (ROAE) for the six months ended June 30, 2005 were 1.18% and 11.92%, respectively.  This compares with a ROAA of 1.28% and a ROAE of 12.25% for the six months ended June 30, 2004.

Net interest income for the first half of 2005 was $173,000 or 1.9% greater than for the first half of 2004.  The increase was primarily due to the growth in LCNB’s loan portfolio discussed above.  Non-interest income for the first half of 2005 was $316,000 greater than for the same period in 2004, excluding the investment security and credit card gains discussed above.  The increase is primarily due to income from bank owned life insurance and service charges and fees.   Non-interest expenses for the first half, 2005 were $331,000 greater than for the first half, 2004 primarily due to increases in salaries and wages, pension, and health insurance costs.  Also contributing on a smaller scale were increases in equipment, occupancy, marketing, and state franchise tax expenses.

As a result of LCNB’s positive earnings and its stock repurchase program, LCNB’s book value per share at June 30, 2005 was $15.72, a 3.4% increase from $15.21 at June 30, 2004.  Dividends paid to shareholders for the first half of 2005 totaled $0.58 per share, a 4.5% increase from total dividends of $0.555 per share for the first half of 2004.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with twenty offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Six Months Ended June 30,

(Dollars in thousands, except per share amounts)

	2005	2004	% Change
Condensed Income Statement
Interest income	$ 13,385	12,638	5.91%
Interest expense	4,184	3,610	15.90%
Net interest income	9,201	9,028	1.92%
Provision for loan losses	216	300	-28.00%
Net interest income after provision	8,985	8,728	2.94%
Non-interest income	3,740	3,954	-5.41%
Non-interest expense	8,608	8,277	4.00%
Income before income taxes	4,117	4,405	-6.54%
Provision for income taxes	1,019	1,187	-14.15%
Net income	$ 3,098 =======	3,218 =======	-3.73%

Basic earnings per common share	$ 0.93 =======	0.96 =======	-3.12%
Dividends per common share	$ 0.58 =======	0.555 =======	4.50%
Average basic shares outstanding	3,319,482 =======	3,367,990 =======

Selected Balance Sheet Items
Investment securities	$ 144,171	143,338	0.58%

Loans	348,482	328,342	6.13%
Less allowance for loan losses	2,154	2,150	0.19%
Net loans	346,328	326,192	6.17%

Total assets	543,100	503,194	7.93%
Total deposits	485,530	444,753	9.17%
Long-term debt	2,105	4,167	-49.48%
Total shareholders’ equity	51,966	50,933	2.03%

Book value per share	$ 15.72	$ 15.21	3.35%
Shares outstanding at period end	3,305,508	3,349,606

Selected Financial Ratios
Return on average assets	1.18%	1.28%	-7.81%
Return on average equity	11.92%	12.25%	-2.69%
Equity to assets ratio	9.57%	10.12%	-5.43%
Dividend payout ratio	62.37%	57.81%	7.89%
Net interest margin*	4.01%	4.03%	-0.50%

* tax-equivalent basis

Assets Under Management
LCNB Corp. total assets	$ 543,100	503,194	7.93%
Trust and investements**	190,759	175,890	8.45%
Mortgage loans serviced	46,087	49,888	-7.62%
Business cash management	23,540	25,640	-8.19%
Brokerage accounts**	30,931	17,652	75.23%
Total assets managed	$ 834,417 =======	772,264 =======	8.05%

** at fair market value